Exhibit 12.1

LAW OFFICE OF CARL P. RANNO

Attorney and Counselor at Law Admitted in Michigan	2733 EAST VISTA DRIVE PHOENIX, ARIZONA 85032	Telephone: 602-493-0369 Email: carlranno@cox.net

September 2, 2025

Elektros, Inc.

1626 South 17th Avenue

Hollywood, FL 33020

RE: This opinion as amended is to be included with a Form 1-A Offering Statement to be filed by Elektros, Inc. a Nevada Corporation. CIK No. 0001852616

Dear Sir,

This opinion is submitted pursuant to Item 17.12 of Form 1-A, with respect to the proposed offering of Elektros, Inc. a Nevada corporation (the Company). The Company is offering, on a best-efforts, self-underwritten basis, 800,000,000 shares of our common stock at a fixed priced per share between $0.001 and $.05 with no minimum amount to be sold. Upon the filing of a final offering circular by the Company with the Commission, up to a maximum of 800,000,000 shares sold not to exceed $40,000,000 in gross proceeds. All of the shares registered in this offering will be freely transferable.

The shares offered by the Company will be sold by its sole director and Chief Executive Officer, Shlomo Bleier. Mr. Bleier is deemed to be an underwriter of this offering. He will not receive any commissions or proceeds for selling the registered shares on our behalf. There is uncertainty that we will be able to sell any of the shares being offered herein by the Company.

The Company will receive all of the proceeds from the sale of shares. The offering is being made on a self-underwritten, “best efforts” basis notwithstanding shares may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. The Company will provide final pricing information after qualification by the Commission in a final or supplemental offering circular before or at the time of sale of its Common Stock . The Company reserves the right to change the fixed Price Per Share to Public during the course of the offering and will file a post-qualification amendment to the Offering Statement at the time of any such change.

For purposes of rendering this opinion, I have examined the Offering Statement, the Company’s Articles of Incorporation filed on December 1, 2020 and Amendments thereto, the Company’s Bylaws dated December 1, 2020, the Exhibits attached to the Offering Statement, and such other documents and matters of law as I have deemed necessary for the expression of the opinion herein contained. For the purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted. I have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, I am of the opinion that assuming the Offering Statement shall have become qualified, the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Offering Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable and without a restrictive legend.

This opinion is limited to the Federal laws of the United States, and Nevada Business Corporation Act.

I hereby consent to the filing of this opinion as an exhibit to the Offering Statement and to the reference to me under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. This opinion is for your benefit in connection with the Offering Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, I do not admit that my firm is in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

By /s/ Carl P. Ranno

Carl P. Ranno